Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of NextNav Inc. on Form S-1 of our report dated June 15, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of NextNav Inc. (formerly known as Spartacus Acquisition Shelf Corp.) as of May 31, 2021 and for the period from May 21, 2021 (inception) through May 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on October 28, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Philadelphia, Pennsylvania

November 1, 2021